Exhibit 99.2

January 19, 2021

To: Adagene Inc.

4F, Building C14, No. 218, Xinghu Street, Suzhou Industrial Park, Suzhou, Jiangsu Province, People’s  Republic of China

Re: Legal Opinion Regarding Certain PRC Law Matters

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue an opinion on the laws and regulations of the PRC (for the purposes of this opinion, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan).

We have acted as PRC counsel to Adagene Inc., a company incorporated under the laws of the Cayman Islands (the “Company”). With respect to (i) the proposed public offering (the “Offering”) of the Company’s American Depositary Shares (the “ADSs”), representing a certain number of ordinary shares (the “Shares”), par value $0.0001 per share, of the Company as set forth in the Company’s registration statement on Form F-1 filed with the U.S. Securities and Exchange Commission (the “Registration Statement”), including all amendments or supplements thereto, and (ii) the Company’s proposed listing of the ADSs on the NASDAQ Global Market, you have requested us to furnish an opinion to you as to the matters hereinafter set forth.

A.              Documents Examined, Definition and Information Provided

In connection with the furnishing of this opinion, we have examined copies, certified or otherwise identified to our satisfaction, of documents provided by the Company, and such other documents, the Registration Statement, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the certificates issued by PRC government authorities and officers of the Company. All of these documents are hereinafter collectively referred to as the “Documents”.

Unless the context of this opinion otherwise provides, the following terms in this opinion shall have the meanings set forth below:

“Government Authorizations” mean all approvals, consents, permits, authorizations, filings, registrations, exemptions, certificates, permissions, waiver, endorsement, annual inspection, qualifications or license required by the applicable PRC Laws.

“PRC Company” means Adagene (Suzhou) Limited, which is a company incorporated in accordance with the PRC Laws.

“PRC Laws” mean the published and publicly available PRC laws, regulations, rules and judicial interpretations announced by the PRC Supreme People’s Court available on the date hereof.

“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Capitalized terms used but not defined herein shall have the meanings set forth in the Registration Statement.

B.              Assumptions

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

1.                       all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photo static copies conform to the originals;

2.                       no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted  to us for the purposes of this opinion and any Document submitted to us is effective and has not been varied, revoked, withheld, cancelled or superseded by some other documents or agreements or action of which we are not aware after due inquiry;

3.                       each of the parties to the Documents (except that we do not make such assumptions about the PRC Company) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party;

4.                       the truthfulness, accuracy and completeness of all factual statements in the Documents submitted and made available to us up to the date of this opinion. Where certain facts were not independently verified by us in order to render this opinion, we have relied upon the Documents issued by the PRC government agencies and representatives of the Company and the PRC Company with proper authority, and also upon representations, oral or written, made in, or pursuant to, the Documents, and we have qualified this opinion with regard to such facts as “to the best of our knowledge after due inquiries” without further independent investigation;

5.                       all facts and Documents which may affect this opinion herein have been disclosed to us, and there has not been or will not be any omission in respect of such disclosure; and

6.                       all Governmental Authorizations and other official documentations were obtained from the competent PRC government agencies by lawful means.

In expressing the opinions set forth herein, we have relied upon the factual matters contained in the representations and warranties set forth in the Documents.

C.        Opinion

Based upon the foregoing, we are of the opinion that:

1. With Respect to the Corporate Structure

The description of the ownership structure described under the caption “Corporate History and Structure” in the Prospectus is true and accurate in all material respects and insofar as related to PRC Laws, nothing has been omitted from such description which would make the same misleading in any material respects. The ownership structures of the PRC Company as described in the Prospectus comply, and immediately after giving effect of this Offering will comply, with all applicable PRC Laws, and do not violate, breach, or otherwise conflict with any applicable PRC Laws, except as disclosed in the Prospectus.

2. With respect to the M&A Rules

On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the State Administration for Foreign Exchange, and the China Securities Regulatory Commission, or CSRC, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and amended on June 22, 2009. M&A Rules require, among other things, offshore special purpose vehicles, or SPVs, formed for the purpose of acquiring PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. The PRC Company was established as a foreign-invested enterprise by means of foreign direct investments rather than by merger with or acquisition of any PRC domestic companies as defined under the M&A Rules. Therefore, prior approval from CSRC is not required for the listing and trading of the Company’s ADSs on an overseas stock exchange. However, there are substantial uncertainties regarding the interpretation and application of current and future PRC Laws and there can be no assurance that the governmental agency will ultimately take a view that is consistent with our opinion stated in this paragraph.

3. Taxation

The statements set forth under the caption “Taxation” in the Prospectus, insofar as they constitute statements of PRC tax law, are accurate in all material respects and that such statements constitute our opinion, and insofar as related to PRC Laws nothing has been omitted from such statements which would make the same misleading in all material respects.

4. Enforceability of Civil Procedures

The recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

5. Statements in the Prospectus

The statements in the Prospectus under the captions “Prospectus Summary,” “Risk Factors,” “Corporate History and Structure,” “Management’s Discussion and Analysis of Financial Condition and Results  of Operations — Taxation — PRC,” “Business,” “Enforceability of Civil Liabilities,” “Regulation,” “Taxation — Material PRC Income Tax Considerations,” and “Dividend Policy,” “Legal Matters,” insofar as such statements constitute summaries of the PRC legal matters, documents or proceedings referred to therein, in each case to the extent, and only to the extent, governed by the PRC Laws, fairly present the information and summarize in all material respects the matters referred to therein; and such statements are true, correct and accurate in all material aspects, and nothing has been omitted from such statements which would make the same misleading in any material respect.

D.        Consent

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Prospectus, and to the use of our name under the captions “Risk Factors,” “Enforceability of Civil Liabilities,” “Corporate History and Structure,” “Regulation,” “Taxation,” “Legal Matters,” and elsewhere in the Prospectus.

This opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. PRC Laws referred to herein are laws currently in force as of the date of this opinion and there is no guarantee that any of such PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Prospectus. In giving such consent, we do not thereby admit  that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Tian Yuan Law Firm
Tian Yuan Law Firm